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                                                                 EXHIBIT 99

FOR IMMEDIATE RELEASE

CONTACT:
Paul Sylvester, President and CEO
Manatron, Inc. (616) 375-5300
(paul.sylvester@manatron.com) or
Nick Thole, Steve Poole (800) 435-9539
Seyferth & Associates, Inc. (SeyferthPR@aol.com)


              MANATRON ACQUIRES OHIO-BASED PROVAL CORPORATION
      Acquisition to Add $2 Million to Manatron's Annualized Revenues

     KALAMAZOO, Michigan, June 1, 1999 - Manatron, Inc. (Nasdaq:MANA), http://www.manatron.com, today announced that it has acquired ProVal Corporation, developer of the trademarked ProVal(r) software product.
Based in Springfield, Ohio, the software development team at ProVal introduced one of the first computer-assisted mass appraisal systems (CAMA) for local governments back in 1973. Today ProVal(r) is a leading CAMA software product used by more than 150 jurisdictions in 16 states and three Canadian provinces.

     ProVal, which has 15 employees, estimates that its calendar 1999 revenues will be approximately $2 million, with pre-tax income of $500,000. For the trailing twelve months, which ended January 31, 1999, Manatron recorded total revenues of $33.3 million and pre-tax income of approximately $938,000.

     "The acquisition of ProVal represents an important step in Manatron's strategy to offer nationally a comprehensive, integrated suite of Web-based property software products for local government, which encompass appraisal, tax billing and collection, document recording and geographic information (mapping) systems," said Paul R. Sylvester, Manatron's President and Chief Executive Officer. "ProVal also provides us with additional experience, geographic expansion, and national recognition in the appraisal market, all of which will facilitate our future growth."

ProVal(r) CAMA software operates in a Microsoft Windows NT client-server environment and supports multiple database engines, including Informix, Microsoft SQL and Oracle. Written in C++ code, ProVal(r) is also consistent with Manatron's focus on component-based software using Microsoft's DCOM object technology.


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     "There are a number of advantages and an extremely high amount of synergy that our two organizations should realize as a result of this merger," said Wayne Moore, President and sole owner of ProVal Corporation. "For one, our customer base immediately offers an additional market for Manatron's Web Connect Series of Internet products, which allow the access of property information to the general public, banks, title companies and other real estate professionals. Secondly, by operating as a merged company, our customers will benefit from the easy integration of CAMA and tax systems."

     Wayne Moore will remain President of ProVal Corporation, and ProVal as a Manatron subsidiary will continue to operate from its Springfield, Ohio, headquarters.

     Manatron, Inc. designs, develops, markets and supports a family of Web-based and client/server application software products for county, city and municipal government. The products support both back-office processes for government agencies as well as "virtual courthouse" needs providing Internet access to information for industry professionals and the public. The company also provides mass appraisal services through its Sabre division, assessing residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron currently serves approximately 1,600 customers in more than 29 states with concentration in the Midwestern, Northeastern and Southeastern regions of the United States.

Safe Harbor Statement:
The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government appraisal industry, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.





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